Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT OF
NICHOLAS MAH
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this November 3, 2025 to be effective as of November 3, 2025 (the “Effective Date”), between Adamas Trust, Inc., a Maryland corporation (the “Company”), and Nicholas Mah (the “Executive”). This Agreement supersedes and replaces in all respects that certain Employment Agreement, dated December 13, 2022, by and between the Company and the Executive (the “Prior Employment Agreement”). The Executive and the Company are each referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties now desire to amend and restate in its entirety the Prior Employment Agreement to memorialize the terms of the Executive’s employment, as of the Effective Date, as President; and
WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company, on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the premises and the respective covenants and agreements of the Parties herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:
1.    Employment. As of the Effective Date and during the Term (as defined below), the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.
2.    Term.
(a)    The Term of this Agreement will commence on the Effective Date and end on the date immediately preceding the second anniversary of the Effective Date (the “Expiration Date”), unless further extended or sooner terminated as hereinafter provided. “Term” shall mean the period from the Effective Date through the first to occur of the Expiration Date (unless the Term is extended in accordance herewith) or the Date of Termination in the event this Agreement is sooner terminated pursuant to Section 6.
(b)    The Company agrees to provide the Executive with written notice, at least 90 days prior to the Expiration Date, of its determination not to extend the Term of this Agreement (a “Notice of Non-Renewal”). Failure by the Company to provide the Executive with a Notice of Non-Renewal at least 90 days prior to the Expiration Date will result in the automatic extension of the Term for another one-year period after the Expiration Date, and the new Expiration Date will be the first anniversary of the previous Expiration Date for purposes of this Agreement.

3.    Position and Duties. The Executive shall serve as the President of the Company and shall have such responsibilities, duties and authority consistent with this position. Executive’s duties and responsibilities shall include those requested by the Board of Directors of the Company (the “Board”) that are suitable for the President of the Company, which may include providing services to the Company’s direct and indirect subsidiaries with positions, titles and responsibilities that are suitable for the President of the Company, without additional compensation. Collectively, the Company and its direct and indirect subsidiaries are referred to herein as the “Company Group.” The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company Group, provided, that nothing in this Agreement shall preclude the Executive from serving as a director or trustee in any of the firms set forth on Exhibit A (or any other firms for which the Executive receives prior written authorization from the Board) or from pursuing personal real estate investments and other personal investments, as long as such activities do not interfere with the Executive’s performance of his duties hereunder or violate the terms of this Agreement. For the avoidance of doubt, Executive owes the Company and each member of the Company Group fiduciary duties including duties of loyalty and disclosure, and such other fiduciary duties provided for by applicable law with respect to an officer of the Company, and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes the Company and each member of the Company Group under statutory and common law.
4.    Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company in New York, New York, except for required travel on the Company’s business to an extent substantially consistent with present business travel obligations.
5.    Compensation and Related Matters.
(a)    Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), which shall be payable by Hypotheca Capital, LLC or such other member of the Company Group (the “Payrolling Entity”) as the Company may determine from time to time, and in periodic installments according to the Payrolling Entity’s normal payroll practices. The Executive’s Base Salary shall be at the annualized rate of $720,000. During the Term, the Board or the Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary at least once a year, or otherwise at the Board’s or the Compensation Committee’s discretion from time to time, to determine whether the Base Salary should be increased. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 5(a).

(b)    Short-Term Incentive Awards. The Executive shall be eligible to participate in the Company’s annual incentive plan adopted by the Compensation Committee for each fiscal year (including any partial year) during the Term of this Agreement (“Bonus Plan”). The Compensation Committee will adopt a Bonus Plan for each fiscal year during the Term by no later than March 31 of that fiscal year. If the Executive or the Company, as the case may be, satisfies the performance criteria contained in such Bonus Plan for a fiscal year, the Executive shall receive an incentive bonus (the “Incentive Bonus”) in an amount pursuant to such Bonus Plan or as determined by the Compensation Committee, as applicable, and subject to ratification by the Board, if required. The Bonus Plan shall contain both individual and corporate performance goals for each fiscal year established by the Compensation Committee. If the Executive or the Company, as the case may be, fails to satisfy the performance criteria contained in such Bonus Plan for a fiscal year, the Compensation Committee may determine whether any Incentive Bonus shall be payable to Executive for that year, subject to ratification by the Board, if required. The annual Incentive Bonus (if any) shall be paid to the Executive no later than March 14 of the year immediately following the year for which the applicable Bonus Plan was adopted. If the Compensation Committee does not adopt a Bonus Plan for a particular fiscal year, the Executive will be eligible to receive an Incentive Bonus for that year in an amount, if any, that is determined by the Compensation Committee in its discretion.
(c)    Long-Term Incentive Awards. The Company has established the 2017 Equity Incentive Plan, as amended from time to time (together with any successor plan thereto, the “Stock Incentive Plan”). Subject to the terms and conditions of the Stock Incentive Plan, as amended from time to time, and any awards issued thereunder, the Executive shall be eligible to participate in the Stock Incentive Plan, and shall be eligible to receive equity-based awards under the Stock Incentive Plan. The Compensation Committee shall approve any such awards made to the Executive pursuant to the Stock Incentive Plan and each award shall be governed by the terms and conditions of the Stock Incentive Plan and the applicable award agreement.
(d)    Benefits.
(i)    Vacation. The Executive shall be entitled to up to four (4) weeks of paid vacation per full calendar year, which shall accrue, carry over, and be taken in accordance with the Company’s vacation policies as in effect from time to time.
(ii)    Sick and Personal Days. The Executive shall be entitled to sick and personal days in accordance with the policies of the Company as in effect from time to time.
(iii)    Employee Benefits.
(A)    Participation in Employee Benefit Plans. Subject to the terms of any applicable plans, policies or programs as in effect from time to time, the Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other executives of the Company.

(B)    Annual Physical. If the Executive desires an annual physical examination, the Company shall provide, at its cost, a medical examination for the Executive on an annual basis by a licensed physician in the New York, New York metropolitan area selected by the Executive. The results of the examination and any medical information or records regarding the examination will be provided by the physician to the Executive, and not to the Company.
(C)    Directors and Officers Insurance. During the Term and for a period of six (6) years thereafter, the Company will maintain a directors’ and officers’ insurance policy that provides Executive with coverage in respect of acts and omissions of the Executive in his capacity as such and occurring during Executive’s employment, in an amount and on terms generally no less favorable than the coverage the Company provides to other officers and directors.
(iv)    Expenses, Office and Systems Support. The Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that applicable to other executives of the Company, including, without limitation, telephone, reasonable travel and reasonable business entertainment expenses incurred by the Executive in connection with the business of the Company, upon the presentation by the Executive of appropriate documentation.
6.    Termination. The Executive’s employment pursuant to this Agreement may be terminated at any time in accordance with this Section 6:
(a)    Death. The Executive’s employment hereunder shall terminate upon his death.
(b)    Disability. If the Board (sitting without the Executive, if applicable) determines that a Disability prevents Executive from performing the essential functions of the Executive’s job, after accounting for reasonable accommodation (if applicable and required by applicable law), the Company may terminate the Executive’s employment hereunder. As used in this Agreement, the term “Disability” shall mean the inability of the Executive, due to physical or mental condition, to perform the essential functions of the Executive’s job, after consideration of the availability of reasonable accommodations (if applicable and required by applicable law), for more than 180 total calendar days during any period of 12 consecutive months.

(c)    For Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon a determination by at least a majority of the members of the Board (other than the Executive, if the Executive serves on the Board) at a meeting of the Board called and held for such purpose that Executive (i) has committed fraud, misappropriated, stolen or embezzled funds or property from the Company or an affiliate of the Company, or engaged in willful misconduct, (ii) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any vehicular felony for which a non-custodial sentence is received) which in the reasonable opinion of the Board brings Executive into disrepute or is likely to cause harm to the Company or its business, reputation, financial condition or prospects, (iii) has materially failed to perform his duties hereunder and has failed to cure same (if capable of cure) within 30 days of Executive’s receipt of written notice from the Board, (iv) has violated or breached any material law or regulation to the material detriment of the Company or its business or (v) has willfully breached any of his duties or obligations under this Agreement where such breach causes or is reasonably likely to cause material harm to the Company.
(d)    Without Cause. The Company may at any time terminate the Executive’s employment hereunder without Cause.
(e)    Termination by the Executive.
(i)    The Executive may terminate his employment hereunder (A) for Good Reason in accordance with Section 6(e)(ii) or (B) other than for Good Reason by giving the Company a Notice of Termination at least thirty (30) days prior to the Date of Termination.

(ii)    For purposes of this Agreement, “Good Reason” shall mean (A) a failure by the Company or its successors or assigns to comply with any material provision of this Agreement, (B) a material reduction in the Executive’s duties, authority (including reporting requirements) or responsibilities, or a materially adverse change to the Executive’s title, without the consent of the Executive, except that (i) a determination by the Nominating and Corporate Governance Committee of the Board of Directors not to nominate the Executive for re-election as a director of the Company or any member of the Company Group or (ii) a failure by stockholders to elect the Executive as a director of the Company or any member of the Company Group shall not be deemed to be “Good Reason,” (C) without the consent of the Executive, a material reduction in (i) Executive’s Base Salary or (ii) Executive’s employee benefits, in either case, other than a reduction generally applicable to similarly situated executives of the Company, (D) without the consent of the Executive, relocation of the Company’s principal place of business outside of a 50-mile radius of the Borough of Manhattan in the City of New York, or (E) any failure by the Company to pay the Executive Base Salary or any Incentive Bonus to which he is entitled under a Bonus Plan; provided, however, that in order for an event or condition described in (A), (B), (C), (D) or (E) to constitute Good Reason, all of the following conditions must be satisfied: (1) Executive must provide a written notice to the Board within ninety (90) days of the initial existence of the event(s) or condition(s) giving rise to Good Reason; (2) the event(s) and condition(s) specified within such notice must remain uncured for thirty (30) days after the notice is received by the Board; and (3) the Date of Termination must occur after the end of the Company’s thirty (30) day cure period and no later than one hundred and twenty (120) days after the initial occurrence of the event(s) or condition(s) giving rise to Good Reason. For the avoidance of doubt, the Executive acknowledges and agrees that Executive’s entering into this Agreement shall not constitute, and shall not be deemed to constitute, “Good Reason” under this Agreement or the Prior Employment Agreement.
(f)    Any termination of the Executive’s employment by the Company or its successors or assigns or by the Executive (other than termination pursuant to subsection (a) or (b) of this Section 6) shall be communicated by written Notice of Termination to the other Party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Executive’s termination of employment is for Good Reason, set forth the condition giving rise to the Executive’s termination of employment for Good Reason.

(g)    “Date of Termination” shall mean, at any time during the Term, (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 6(b) above, the date as of which the Company terminated the Executive’s employment, (iii) if the Executive’s employment is terminated pursuant to Section 6(c) above, the date specified in the Notice of Termination, which date must, for the avoidance of doubt, be after the end of any applicable cure period, (iv) if the Executive’s termination of employment is for Good Reason, the date identified in the Notice of Termination, which date must, for the avoidance of doubt, follow the end of the Company’s thirty (30) day cure period described in Section 6(e), and (v) if the Executive’s employment is terminated for any other reason, the date that is set forth in the applicable Notice of Termination. Notwithstanding anything in this Agreement to the contrary, if Executive gives a Notice of Termination pursuant to this Agreement, the Company may determine, in its sole discretion, that such resignation other than for Good Reason shall be effective (and that the Term shall therefore end) on any date prior to the effective date of resignation provided in such notice, and any such determination by the Company shall not alter the basis for Executive’s separation, as Executive’s separation shall still be due to Executive’s resignation, and not due to a termination by the Company.
7.    Compensation Upon Termination.
(a)    Death. If the Executive’s employment is terminated by his death, the Company shall, subject to Section 7(f) below, within thirty (30) days following the date of the Executive’s death, pay to the Executive’s designated beneficiary(ies) an amount equal to the sum of (i) the Executive’s annual Base Salary for the year in which the Date of Termination occurs and (ii) the Executive’s target annual Incentive Bonus for the fiscal year in which the Date of Termination occurs (or, if the Executive’s target annual Incentive Bonus for the fiscal year in which the Date of Termination occurs has not been approved by the Compensation Committee or the Board, as applicable, prior to the Date of Termination, the Executive’s target annual Incentive Bonus for the fiscal year preceding the fiscal year in which the Date of Termination occurs). The Company shall also provide any other amounts to which the Executive is entitled pursuant to applicable death benefit plans, programs and policies as in effect from time to time. In addition, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination under this Section 7(a); provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the satisfaction of applicable performance metrics calculated through the Date of Termination. The Company shall provide the COBRA Subsidy, in accordance with applicable law and as defined in Section 7(e) below. For the avoidance of doubt, under this Section 7(a), the COBRA Subsidy shall only cover the Executive’s surviving spouse and eligible dependents and not the executive.

(b)    Disability. If a physical or mental condition makes Executive unable to perform the essential functions of the Executive’s job for less than 180 total calendar days during any period of twelve (12) consecutive months (the “Disability Period”), the Executive shall continue to receive his full Base Salary at the rate then in effect for such Disability Period, notwithstanding the Company’s other rights to terminate Executive’s employment hereunder, including pursuant to Section 6(b). The Executive’s rights under the disability plans, programs and policies maintained by the Company or in connection with employment by the Company shall be determined in accordance with the provisions of such plan. Subject to Section 7(f) below, if the Executive’s employment is terminated due to Disability, the Company shall provide the COBRA Subsidy (as defined in Section 7(e) below). In addition, if the Executive’s employment is terminated due to Disability, all stock options, restricted stock grants awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination; provided, however, that with respect to each award that is subject to a performance-based vesting condition, such award shall only vest and become earned upon the satisfaction of the applicable performance metrics, as determined by the Board, calculated through the Date of Termination.
(c)    Termination by the Company for Cause or Termination by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall (i) pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, and (ii) reimburse the Executive for all reasonable expenses incurred by the Executive in performing services hereunder prior to the Date of Termination in accordance with Section 5(d)(iv), such payments and reimbursements to be made in a lump sum within sixty (60) days following the Date of Termination. Except as expressly provided in this Section 7(c), the Company shall have no further obligations to the Executive under this Agreement.
(d)    Termination by the Company without Cause (other than for death or Disability), Termination by the Executive for Good Reason or Termination by the Company due to Non-Renewal. If the Company terminates the Executive’s employment other than for death, Disability (pursuant to Section 6(b)) or Cause, or if the Executive terminates his employment for Good Reason, or if the Executive’s employment hereunder is terminated by the Company due to the Company issuing a Notice of Non-Renewal to the Executive, then the Company shall (i) pay the Executive for any earned and accrued but unpaid installment of Base Salary, at the rate in effect at the time Notice of Termination is given, and an amount equal to any Incentive Bonus previously determined to have been earned by the Compensation Committee (and previously ratified by the Board, if required) that remains unpaid as of the Date of Termination, and all other unpaid and pro rata amounts earned by Executive as of the Date of Termination subject to the terms of any compensation plan or program of the Company, including without limitation, all accrued but unused vacation time subject to the Company’s applicable vacation policy at the Date of Termination and (ii) reimburse the Executive for all reasonable expenses incurred by the Executive in performing services hereunder prior to the Date of Termination in accordance with Section 5(d)(iv), such payments and reimbursements to be made in a lump sum within sixty (60) days following the Date of Termination. In addition, subject to Section 7(f) below:

(i)    the Company shall pay to the Executive an amount equal to the product of (x) two (2) and (y) the sum of the (a) Executive’s Base Salary in effect at the Date of Termination and (b) the target annual Incentive Bonus for the fiscal year in which the Date of Termination occurs (or, if the Executive’s target annual Incentive Bonus for the fiscal year in which the Date of Termination occurs has not been approved by the Compensation Committee or the Board, as applicable, prior to the Date of Termination, the Executive’s target annual Incentive Bonus for the fiscal year preceding the fiscal year in which the Date of Termination occurs); such payment to be made in a lump sum within sixty (60) days following the Date of Termination, provided the Executive has complied with Section 7(f). In addition, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination; provided, however, that with respect to each award that is subject to a performance-based vesting condition, such award shall only vest and become earned upon the satisfaction of applicable performance metrics, as determined by the Board, calculated through the end of the applicable performance period; and
(ii)    the Company shall provide the COBRA Subsidy.

(e)    If the Executive’s employment hereunder is terminated in circumstances in which Executive is eligible to receive the benefits described in Section 7(a), Section 7(b) or Section 7(d) and the Executive complies with Section 7(f), then, if Executive, elects to continue coverage for the Executive and the Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse the Executive on a monthly basis for the difference between the amount the Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Subsidy”). Each payment of the COBRA Subsidy shall be paid to the Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which the Executive submits to the Company documentation of the applicable premium payment having been paid by the Executive, which documentation shall be submitted by the Executive to the Company within thirty (30) days following the date on which the applicable premium payment is paid. The Executive shall be eligible to receive such reimbursement payments until the earliest of: (1) 18 months following the Date of Termination (the “COBRA Expiration Date”); (2) the date the Executive no longer eligible to receive COBRA continuation coverage; and (3) the date on which the Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by the Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain the Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. For the avoidance of doubt, in the event of a termination pursuant to Section 7(a), following the COBRA Expiration Date, the Executive’s spouse and eligible dependents may elect to continue coverage under the Company’s group health plans pursuant to COBRA at their own expense and to the extent permitted by applicable law. Notwithstanding the foregoing, if the provision of the benefits described in this Section 7(e) cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company, then the Company and the Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to the Executive without such adverse impact on the Company. For purposes of this Section 7(e), to the extent that Executive’s spouse and eligible dependents are eligible to receive the COBRA Subsidy pursuant to Section 7(a), any references to the Executive in this Section 7(e) shall be deemed to refer to Executive’s spouse and eligible dependents, as applicable.

(f)    The obligations of the Company to make any payments or provide any benefits (including without limitation accelerated vesting of equity-based awards) to the Executive or the Executive’s spouse and eligible dependents required under Section 7(a), Section 7(b), Section 7(d), or Section 7(e) hereof shall be conditioned on the timely execution and delivery to the Company (and non-revocation in any time provided by the Company to do so) by the Executive (or, in the event of a termination pursuant to Section 7(a), an authorized representative of Executive’s estate) of a general release of claims in form and substance satisfactory to the Company (the “Release”), which Release shall be provided to the Executive (or, in the event of a termination pursuant to Section 7(a), an authorized representative of Executive’s estate) no later than twenty-one (21) days following the Date of Termination, and which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Executive’s employment, engagement, or affiliation with the Company and any other member of the Company Group or the termination of such employment, engagement or affiliation, but excluding all claims to severance payments Executive may have under this Section 7.
(g)    In the event of any conflict between the terms and conditions of this Section 7 as it relates to the accelerated vesting, exercisability, or the lapse of restrictions on any equity award granted by the Company to the Executive and the terms and conditions of the applicable award agreement governing such equity award, as applicable, the terms and conditions of the applicable document that provides the Executive with the most favorable treatment shall control and be given effect.
8.    Covenants of the Executive.
(a)    General Covenants of the Executive. The Executive acknowledges that (i) the principal business of the Company is investing in mortgage-backed securities and other mortgage-related assets (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s business, are collectively referred to herein as the “Business”); (ii) the Business is national in scope; (iii) the Executive’s work for the Company and other members of the Company Group has given and will continue to give the Executive access to the confidential affairs and confidential, proprietary and trade secret information (including Confidential Information, as defined below) of the Company and other members of the Company Group; (iv) the covenants and agreements of the Executive contained in this Section 8 are essential to the business and goodwill of the Company and other members of the Company Group; and (v) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 8.

(b)    Covenant Against Competition. The covenant against competition described in this Section 8(b) shall apply during the Term and for a period of one (1) year following the Date of Termination (such period, the “Restricted Period”). During the Restricted Period, the Executive covenants that Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any Competing Business (as defined below) in any state in which the Company conducts Business as of the Date of Termination; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity, and (C) the Executive does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.
For purposes of this Agreement, “Competing Business” means any real estate investment trust or other investment vehicle whose business strategy is primarily focused on investing in and managing residential mortgage-backed securities and other mortgage-related assets.

(c)    All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive during the Term concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request. The Executive shall hold in a fiduciary capacity for the benefit of the Company all confidential, competitively valuable, non-public or proprietary information, knowledge or data relating to any member of the Company Group or its affiliates, or their respective businesses, which shall have been conceived, made, developed, acquired, disclosed to or obtained by the Executive during the Executive’s employment or engagement by any member of the Company Group or its affiliates, and whether now known or later to become known (collectively, the “Confidential Information”), and both during and after the Term the Executive shall not use any such Confidential Information other than for the benefit of any member of the Company Group or its affiliates, or disclose any such Confidential Information to any person or entity. For purposes of this Agreement, Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s affiliates or agents. Both during Executive’s employment with the Company and thereafter, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it. The agreement made in this Section 8(c) shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law or by separate agreement upon the Executive in respect of confidential information of the Company. Notwithstanding the foregoing, nothing herein will prevent the Executive from disclosing any factual information related to any future claim of discrimination to law enforcement, the Equal Employment Opportunity Commission, any state division of human rights (including the New York State Division of Human Rights), any local commission on human rights, or any attorney retained by the Executive.
(d)    During the Term and for a period of one (1) year following the termination of the Executive’s employment for any reason, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or engagement of the Company or any of its affiliates, any employee employed by, or independent contractor engaged by, the Company or its affiliate at the time of the Date of Termination; (ii) knowingly hire (on behalf of the Executive or any other person or entity) any employee employed by, or independent contractor engaged by, the Company or its affiliate at the time of the Date of Termination or who has left the employment or engagement of the Company or any of its affiliates (or any predecessor of either) within one (1) year of the Date of Termination; or (iii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive’s employment with the Company is or was a customer or client of the Company or any of its affiliates (or any predecessor of either).

(e)    The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 8(b), 8(c) or 8(d) (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company or its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants. In addition to all other available rights and remedies, the Company has the right to cease making severance payments or otherwise providing severance benefits as set forth in Section 7 above in the event of a breach of any of the Restrictive Covenants that, if capable of cure and not willful, is not cured within thirty (30) days after receipt of notice thereof from the Company.
(f)    The covenants in this Section 8, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(g)    Permitted Disclosures. Nothing in this Agreement shall prohibit or restrict the Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental agency, commission, or regulatory authority (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Executive individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (x) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made to the Executive’s attorney in relation to a lawsuit for retaliation against the Executive for reporting a suspected violation of law; or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires the Executive to obtain prior authorization from any member of the Company Group before engaging in any conduct described in this paragraph, or to notify any member of the Company Group that Executive has engaged in any such conduct.
9.    Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the Parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either Party without the prior written consent of the other; provided, however, the Company may assign this Agreement without Executive’s consent to any successor to or acquirer of its business, including but not limited to in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets, business or stock of the Company, or similar transaction involving the Company or a successor corporation.
10.    Parachute Payments. If any amount payable to, or other benefit receivable by the Executive pursuant to this Agreement or under other agreements, plans and agreements is deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such payments or benefits shall be reduced in accordance with, and to the extent required by, the provisions of the Stock Incentive Plan.
11.    Continued Performance. Provisions of this Agreement shall survive the end of the Term and the termination of Executive’s employment hereunder if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Executive under the terms and conditions of Section 8. Any obligation of the Company to make payments to or on behalf of the Executive under Section 7 is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under Section 8 for the time periods stated in Section 8. The Executive recognizes that, except to the extent, if any, provided in Section 7, the Executive will earn no compensation from the Company after the Date of Termination.

12.    Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after such notice is sent by express overnight courier service, or (d) on the second business day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:
If to the Executive:
Nicholas Mah
c/o Adamas Trust, Inc.
90 Park Avenue, Floor 23
New York, NY 10016
If to the Company:
Adamas Trust, Inc.
90 Park Avenue, Floor 23
New York, NY 10016
Attention: Compensation Committee
with a copy to:
Vinson & Elkins L.L.P.
2200 Pennsylvania Avenue NW
Suite 500 West
Washington, DC 20037
Attention: Christopher Green, Esq.
or to such other address as any Party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
13.    Miscellaneous. No provisions of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment, or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

(a)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(b)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall deemed to be in an original but all of which together will constitute one and the same instrument.
(c)    Disputes.
(i)    Subject to Section 13(c)(ii) – (iii) below, any dispute or controversy arising out of or relating to this Agreement or Executive’s employment or engagement with the Company or any member of the Company Group shall be settled exclusively by binding arbitration conducted before a single arbitrator in New York, New York in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The expenses of arbitration charged by the AAA shall be borne by the Company (for the avoidance of doubt, the Parties shall each bare their own attorney’s fees and costs). The decision of the arbitrator shall be reasoned and rendered in writing.
(ii)    Notwithstanding Section 13(c)(i), either Party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions herein; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under Section 13(c)(i).
(iii)    This Section 13(c) is subject to, and shall be governed by, the Federal Arbitration Act, 9 U.S.C. §1, et seq. By entering into this Agreement and entering into the arbitration provisions of this Section 13(c), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL. Nothing in this Section 13(c) precludes the Executive from filing a charge or complaint with a federal, state or other governmental agency, commission, or regulatory authority.

(d)    Section 409A. The Parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom. For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder (including any right to a series of installment payments) shall be construed as a separate identified payment or a right to a series of separate payments for purposes of Section 409A. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Any payments to be made under this Agreement upon a termination of the Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if the Executive’s receipt of such payment or benefit is not delayed until the earlier of (x) the date of the Executive’s death or (y) the date that is six (6) months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Executive (or the Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company does not make any representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
(e)    Entire Agreement. Upon the Effective Date, this Agreement shall supersede the Prior Employment Agreement, and the Executive shall have no further or future rights pursuant to the Prior Employment Agreement and all Company obligations pursuant to the Prior Employment Agreement shall be deemed satisfied in full (other than any obligations, if still unsatisfied, to pay the Executive any base salary for services provided in the pay period in which the Effective Date occurs). From and after the Effective Date, this Agreement shall set forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect to the subject matter hereof.

(f)    Clawback. Notwithstanding any provision in this Agreement to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) the Adamas Trust, Inc. Clawback Policy or any other policy that may be adopted or amended by the Board from time to time to the extent necessary to comply with such law(s), amounts paid or payable under this Agreement shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policies.
(g)    Defense of Claims; Continued Cooperation. Subject to Section 8(g), during the Term and thereafter, upon request from the Company, Executive shall: (a) cooperate with the Company or any other member of the Company Group in the defense of any claims or actions that may be made by or against such member of the Company Group that relate to Executive’s actual or prior areas of knowledge or responsibility, and (b) provide such information as the Company may reasonably request with respect to Executive’s services performed for the Company and the other members of the Company Group.
(h)    Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and the Company or any other member of the Company Group prior to the termination of Executive’s employment with the Company or any member of the Company Group, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive (a) as an officer of the Company and each other member of the Company Group and (b) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative, in each case, as applicable.
[Signatures on next page]

IN WITNESS WHEREOF, the Parties have executed and caused this Agreement to be effective as of the Effective Date.
ADAMAS TRUST, INC.
By:    /s/ Kristine R. Nario-Eng
Name:    Kristine R. Nario-Eng
Title:    Chief Financial Officer
/s/ Nicholas Mah
NICHOLAS MAH

Signature Page to Employment Agreement

Exhibit A

Permitted Director or Trustee Positions
None.

    Exhibit A